SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Union Street Trust
(Name of Registrant as Specified In Its Charter)

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IMPORTANT

SHAREHOLDER UPDATE

Fidelity® Export and Multinational Fund

Spartan® Arizona Municipal Income Fund

Spartan Maryland Municipal Income Fund

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the funds and your investment(s). This information describes each proposal and asks for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

Your vote is important, no matter how large or small your holdings may be.

We are writing to remind you that your participation is extremely important. The Special Meeting of Shareholders scheduled for September 18, 2002 cannot be held until we receive a majority of the votes. If you do not plan to cast your vote at the meeting on September 18, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the funds will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King & Co., Inc., our independent proxy solicitation firm.

2. Vote By Touch-Tone Phone
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

3. Vote by Internet
Please visit the web site indicated on your proxy card(s) and follow the online instructions.

4. Vote by Fax
Please fax the front and back of your signed proxy card(s) to our proxy tabulator at 1-888-451-8683.

5. Vote by Mail
Please mail your signed proxy card(s) in the postage-paid envelope.
PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. We appreciate your immediate attention. Thank you.

Important information to help you understand and vote on the proposals

Please read the full text of the enclosed proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate you placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposals am I being asked to vote on?

You may be asked to vote on the following proposals:

1. To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.

2. To authorize the Trustees to adopt an amended and restated Declaration of Trust.

3. To elect a Board of Trustees.

4. To modify the fundamental investment objective of Spartan Maryland Municipal Income Fund.

5. To modify a fundamental 80% investment policy of Spartan Maryland Municipal Income Fund.

6. To amend each fund's fundamental investment limitation concerning lending.

What is Article VIII, Section 4 of the Declaration of Trust? (Proposal 1)

Section 4 of Article VIII allows shareholders to bring derivative action on behalf of the Trust only after making a pre-suit demand upon the Trustees to bring the subject action. A pre-suit demand on the Trustees is excused only if the majority of the Trustees have a personal financial interest in the action.

The Trustees seek to ensure that they retain the ability to manage the affairs of the fund, including control of derivative actions that are brought on behalf of the fund. This provision in the amendment will resolve any legal uncertainty by expressly stating that a Trustee shall not be deemed to have a personal financial interest or otherwise be disqualified from considering a pre-suit demand due to his or her service on multiple fund boards of trustees. Continuing the effectiveness of the amendment will not alter in any way the Trustees' existing fiduciary obligation to act with due care and in shareholders' interests.

Why is the fund proposing to adopt an amended and restated Declaration of Trust? (Proposal 2)

The proposal asks shareholders to approve an increase in the Board of Trustees from a maximum number of twelve to a maximum number of fourteen. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of Fidelity funds.

Adoption of the new Declaration of Trust will not alter the Trustees' existing fiduciary obligations to act with due care and in the interests of shareholders, nor will it result in any changes in the investment policies described in each fund's current prospectus.

What role does the Board play? (Proposal 3)

The Trustees oversee the investment policies of each fund. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to each fund.

Why is Spartan Maryland Municipal Income Fund proposing to modify its fundamental investment objective? (Proposal 4)

The proposed change would align the fund's objective with the fund's fundamental policy of investing at least 80% of assets in municipal securities whose interest is exempt from Maryland personal income tax. The proposed change would also make the fund's objective consistent with that of other Fidelity state municipal funds and facilitate compliance monitoring. Modifying the fundamental investment objective as proposed is not expected to have any material effect on the way the fund is currently managed.

Why is Spartan Maryland Municipal Income Fund proposing to modify its fundamental 80% investment policy? (Proposal 5)

If the proposal is approved, the fund's 80% investment policy regarding federal tax exemption would move from an 80% "income text" to an 80% "asset test," which is standard for other Fidelity municipal bond funds. Adopting an asset-based 80% investment policy regarding federal tax exemption would facilitate the compliance monitoring efforts of Fidelity Management & Research Company (FMR). Modifying the fundamental investment policy as proposed is not expected to have a material effect on the way the fund is managed.

Why is each fund amending its fundamental investment limitation concerning lending? (Proposal 6)

The primary purpose of this proposal is to revise each fund's fundamental lending limitation to conform to a limitation expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation on lending is not expected to affect the way in which each fund is managed, the investment performance of each fund, or the instruments in which each fund invests. However, the proposed limitation would clarify that acquisitions of loans, loan participations or other debt instruments are not considered lending.

Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you owned of a fund on the record date. The record date is July 22, 2002.

How do I vote my shares?

You can vote your shares by completing and signing the proxy card(s) and mailing it in the postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on your card(s), and follow the recorded or online instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."